EXHIBIT 99.1

COMPANY CONTACT:	Patricia J. Brown (419) 424-4370	FOR IMMEDIATE RELEASE October 31, 2008

Cooper Tire’s Contract Extended at Findlay, Ohio, Plant

Findlay, Ohio, October 31, 2008 – Cooper Tire & Rubber Company (NYSE:CTB) today announced an agreement has been reached to extend the contract with USW Local 207L until midnight on November 21, 2008, to allow more time for discussion. The contract was set to expire on October 31. During this extension, production will continue as planned at the Findlay, Ohio, tire manufacturing facility.

Commenting on the extension, Findlay Plant Manager Jack Hamilton said, “All parties are working together to bring a satisfactory conclusion to the contract discussions. Obviously the recently announced Network Capacity Study will be a factor for consideration in the final agreement. We are pleased at the cooperation being shown as we work through the challenging issues.”

Also commenting, USW Local 207L President Rod Nelson said, “We are working toward a conclusion that balances what’s good for the company along with the needs of our workers. So far, both sides are talking candidly about the company’s situation and are working together to resolve the issues.”

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.